Exhibit 10
Amendment No. 1 To
The 2004 Rohm and Hass Company
Long-Term Performance Share Plan
     WHEREAS, Rohm and Haas Company (the “Company”) maintains the 2004 Rohm and Haas Company Long-Term Performance Share Plan (the “Plan”);
     WHEREAS, (i) Section 12(b) of the Plan provides that all outstanding stock options granted under the “Rohm and Haas stock plan” (which are not permitted to be granted under the Plan) shall vest in full upon the earlier of either a “Change of Control” (as defined in the Plan), or immediately prior to the closing of a transaction that will result in a Change of Control if consummated and (ii) Section 12(c) of the Plan provides that on the earlier of either a Change of Control or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all restrictions on outstanding stock granted pursuant to the “Rohm and Haas stock plan” shall automatically lapse;
     WHEREAS, the Plan does not address the effects of a Change of Control on performance share awards granted under the Plan;
     WHEREAS, pursuant to Section 14 of the Plan, the Board of Directors of the Company may amend the Plan;
     WHEREAS, the Company, the Board of Directors and the Committee (as defined in the Plan) wish to address the effects of a Change of Control upon performance share awards granted under the Plan; and
     WHEREAS, the Board of Directors of the Company, by resolutions adopted on July 9, 2008, have authorized the amendment of the Plan as set forth herein.
     NOW THEREFORE, effective as of July 9, 2008 with respect to Awards granted before, on or after that date, the Plan is hereby amended as follows:
     1. The Plan is hereby amended by adding the following new Section 12(d), reading in its entirety as follows:
d. In the event of a Change of Control, except to the extent otherwise provided in an applicable Award agreement or any other binding agreement with a participant entered into after the date hereof, notwithstanding the provisions of Section 9 to the contrary, each Participant shall be paid immediately prior to the Change of Control, in any combination of stock through the Company’s stock plan or cash, an amount equal to the product of (A) the greater of (1) the number of shares earned based on the attainment of the performance goals as determined by the Committee as of the end of the month immediately preceding the month in which the Change of Control occurs and the Payout Matrix plus the effect of dividends reinvested at the dividend payment date during the performance cycle and (2) the number of performance shares that would be earned based on the Participant’s target performance value and (B) the value of the consideration paid per share in the transaction constituting a Change of Control as determined by the Committee, multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable performance cycle through the date on which the Change of Control occurs and the denominator of which is the aggregate number of days in the scheduled performance period. Performance in respect of calculations made under the Plan shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions constituting a Change of Control or any non-recurring charges that would not reasonably be expected to have been incurred had the Change of Control not occurred. Notwithstanding the foregoing, in the event that the applicable Change of Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the amounts determined pursuant to the preceding sentence shall vest but shall not be paid until the first permissible payment event under Section 409A of the Code occurring after such Change of Control.